Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this pre-effective amendment no. 1 to the Registration Statement on Form S-3 and related Prospectus of Bankwell Financial Group, Inc. of our report dated March 13, 2015 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Bankwell Financial Group, Inc.. for the year ended December 31, 2014. We also consent to the reference to us under the heading “Experts” in such pre-effective amendment no. 1 to the Registration Statement.

/s/ Whittlesey & Hadley, P.C.

Hartford, Connecticut

August 27, 2015